Exhibit 99.1

FOR IMMEDIATE RELEASE	FOR FURTHER INFORMATION CONTACT:

April 24, 2026

Farmers and Merchants Bancshares, Inc.	Contact:	Mr. Gary A. Harris
4510 Lower Beckleysville Rd, Suite H	President and Chief Executive Officer
Hampstead, Maryland 21074	(410) 374-1510, ext. 1104

FARMERS AND MERCHANTS BANCSHARES, INC. REPORTS EARNINGS OF $1.8 MILLION, OR $0.56 PER SHARE, FOR THE THREE MONTHS ENDED

MARCH 31, 2026

HAMPSTEAD, MARYLAND (April 24, 2026) – Farmers and Merchants Bancshares, Inc. (the “Company”), the parent company of Farmers and Merchants Bank (the “Bank” and, together with the Company, “we”, “us” and “our”), announced that net income for the quarter ended March 31, 2026 was $1.8 million, or $0.56 per common share (basic and diluted), compared to $1.2 million, or $0.37 per common share (basic and diluted), for the same period in 2025, representing a 57% increase in net income. The Company’s return on average equity during the quarter ended March 31, 2026 was 11.03% compared to 8.22% for the same period in 2025. The Company’s return on average assets during the quarter ended March 31, 2026 was 0.84% compared to 0.57% for the same period in 2025.

Net interest income was $6.8 million for the quarter ended March 31, 2026, an increase of $1.3 million, or 23%, over the $5.5 million reported for the same period in 2025. The increase was due to a 34 basis point increase in the yield on earning assets to 5.37% for the three months ended March 31, 2026 compared to 5.03% for the same period in 2025. Average earning assets increased $44.5 million to $835.0 million for the quarter ended March 31, 2026. Average loans increased to $637.9 million for the quarter ended March 31, 2026, an increase of $44.2 million over the $593.7 million for the quarter ended March 31, 2025. The combination of higher yields on earning assets plus higher average earning asset balances was the primary reason for the increase. Also contributing to the increase in net interest income was the lower cost of funds in 2026. The average interest rate paid on interest bearing liabilities was 2.65% for the three months ended March 31, 2026, compared to 2.70% for the same period in 2025. Average interest bearing liabilities increased to $659.9 million, an increase of $9.9 million when compared to the $650.0 million reported for the three months ended March 31, 2025.

There was no provision for credit losses for the quarter ended March 31, 2026 versus a $30 thousand provision for credit losses for the quarter ended March 31, 2025. The Company’s loan portfolio continues to perform at a high level with zero non-accrual loans at March 31, 2026.

Noninterest income decreased to $431 thousand for the quarter ended March 31, 2026 compared to $514 thousand for the same period in 2025. The majority of the decrease was due to the non-recurring gain on the settlement of a fair value hedge in 2025 of $94 thousand.

Noninterest expense was $244 thousand higher for the quarter ended March 31, 2026 when compared to the same period in 2025. This increase was due primarily to a $312 thousand increase in employee benefits, a $147 thousand increase in occupancy and furniture and equipment costs, and a $39 thousand increase in other real estate owned expenses. These increases were offset by a $98 thousand decrease in Federal Deposit Insurance Corporation premiums and a $30 thousand decrease in professional services.

Income taxes increased by $320 thousand during the quarter ended March 31, 2026 when compared to the same period in 2025 due to higher earnings before taxes. The effective tax rate increased to 25.8% for the quarter ended March 31, 2026 from 21.3% for the same period last year due to a lower amount of tax exempt income year over year.

Total assets were $863.4 million at March 31, 2026 compared to $872.0 million at December 31, 2025. The decrease is attributable to a net decrease in loans of $4.8 million and a decrease in securities available for sale (“AFS”) of $6.3 million. The decrease was offset by a $2.1 million increase in cash and cash equivalents.

Deposits decreased by $9.2 million to $711.3 million at March 31, 2026 from $720.5 million at December 31, 2025. The decrease is attributed to the repayment of $8.5 million in brokered CDs.

The book value of the Company’s common stock increased to $20.43 per share at March 31, 2026 from $20.02 per share at December 31, 2025. Book value per share at March 31, 2026 was inclusive of the $13.2 million unrealized loss, net of income taxes, on the Bank’s AFS investment portfolio. Changes in the market value of the AFS investment portfolio, net of income taxes, are reflected in the Company’s equity, but are not included in the income statement. The Company’s tangible equity was $59.1 million at March 31, 2026 compared to $57.6 million at December 31, 2025.

Our Federal Home Loan Bank facility, other borrowing lines available, unpledged securities, brokered deposit access, and cash and cash equivalents provided us with access to approximately $360 million of liquidity as of March 31, 2026.

Gary A. Harris, President and CEO, commented “After coming off of a strong 2025, we are pleased to have carried that momentum into the first quarter of 2026. Year over year, our first quarter earnings increased 57%; reflecting improving yields on earning assets and widening interest margins. Asset quality remains high with zero non-accrual loans as of March 31, 2026. We are making meaningful investments in the future of the Bank, including modernizing our technology, equipping our team with stronger tools, and attracting top talent to help lead our next chapter of growth. We are confident that 2026 will be another strong year for our shareholders, customers, and communities."

About the Company

The Company is the financial holding company for Farmers and Merchants Bank, a Maryland-chartered community bank headquartered in Hampstead, Maryland. Founded in 1919, the Bank has served the deposit, lending, and financial needs of consumers and businesses across Carroll and Baltimore Counties for more than a century. The Bank operates eight locations along Route 30, 795, 140, 26, and 45 corridors, including offices in Hampstead, Upperco, Owings Mills, Reisterstown, Westminster, Eldersburg, Greenmount, and Towson. Certain broker-dealers make a market in the common stock of Farmers and Merchants Bancshares, Inc., and trades are reported through the OTCID Basic Market under the symbol “FMFG”. For more information, visit fmb1919.bank.

Forward Looking Statements

The statements contained herein that are not historical facts are forward-looking statements (as defined by the Private Securities Litigation Reform Act of 1995) based on management's current expectations and beliefs concerning future developments and their potential effects on the Company. Such statements involve inherent risks and uncertainties, many of which are difficult to predict and are generally beyond the control of the Company. There can be no assurance that future developments affecting the Company will be the same as those anticipated by management. These statements are evidenced by terms such as “anticipate,” “estimate,” “should,” “will,” “expect,” “believe,” “intend,” and similar expressions. Although these statements reflect management’s good faith beliefs and projections, they are not guarantees of future performance and they may not prove true. These projections involve risk and uncertainties that could cause actual results to differ materially from those addressed in the forward-looking statements. For a discussion of these risks and uncertainties, see the section of the periodic reports filed by Farmers and Merchants Bancshares, Inc. with the Securities and Exchange Commission entitled “Risk Factors”.

Farmers and Merchants Bancshares, Inc. and Subsidiaries

Consolidated Balance Sheets

(Unaudited)

	March 31,	December 31,
Dollars in thousands except per share data	2026	2025 *

Assets

Cash and due from banks	$48,162	$46,113
Federal funds sold and other interest-bearing deposits	571	566
Cash and cash equivalents	48,733	46,679
Certificates of deposit in other banks	100	100
Securities available for sale, at fair value	112,456	118,730
Securities held to maturity, at amortized cost less allowance for credit
losses of $88 and $79	21,227	21,055
Equity security, at fair value	551	550
Restricted stock, at cost	3,713	3,693
Mortgage loans held for sale	344	714
Loans, less allowance for credit losses of $4,458 and $4,361	628,298	633,144
Premises and equipment, net	7,042	7,141
Accrued interest receivable	2,467	2,535
Deferred income taxes, net	6,510	6,277
Other real estate owned, net	1,673	1,673
Bank owned life insurance	15,453	15,353
Goodwill and other intangibles, net	7,016	7,018
Other assets	7,811	7,296
Total Assets	$863,394	$871,958

Liabilities and Stockholders' Equity

Deposits
Noninterest-bearing	$122,965	$117,098
Interest-bearing	588,331	603,361
Total deposits	711,296	720,459
Securities sold under repurchase agreements	3,452	4,317
Federal Home Loan Bank of Atlanta advances	62,700	62,700
Long-term debt, net of issuance costs	12,048	12,036
Accrued interest payable	762	1,278
Other liabilities	7,035	6,508
Total liabilities	797,293	807,298

Stockholders' equity
Common stock, par value $.01 per share, authorized 5,000,000 shares; issued and outstanding 3,235,707 shares in 2026 and 3,229,795 shares in 2025	32	32
Additional paid-in capital	32,253	32,148
Retained earnings	47,035	45,210
Accumulated other comprehensive loss	(13,219)	(12,730)
Total Stockholders' equity	66,101	64,660
Total liabilities and stockholders' equity	$863,394	$871,958

* Derived from audited consolidated financial statements

The accompanying notes are an integral part of these consolidated financial statements.

Farmers and Merchants Bancshares, Inc. and Subsidiaries

Consolidated Statements of Income

(Unaudited)

	Three Months Ended March 31,
Amounts in thousands except per share data	2026	2025

Interest income
Loans, including fees	$9,762	$8,366
Investment securities - taxable	845	1,051
Investment securities - tax exempt	141	156
Federal funds sold and other interest earning assets	402	313
Total interest income	11,150	9,886

Interest expense
Deposits	3,505	4,249
Securities sold under repurchase agreements	16	17
Federal Home Loan Bank advances	599	12
Long-term debt	258	113
Total interest expense	4,378	4,391
Net interest income	6,772	5,495

Provision for credit losses	-	30

Net interest income after provision for credit losses	6,772	5,465

Noninterest income
Service charges on deposit accounts	157	165
Mortgage banking income	58	29
Bank owned life insurance income	100	105
Fair value adjustment of equity security	(3)	9
Gain on settlement of fair value hedge	-	94
Other fees and commissions	119	112
Total noninterest income	431	514

Noninterest expense
Salaries	2,077	2,207
Employee benefits	694	382
Occupancy	345	328
Furniture and equipment	465	335
Professional services	143	173
Automated teller machine and debit card expenses	169	168
Federal Deposit Insurance Corporation premiums	101	199
Postage, delivery, and armored carrier	66	78
Advertising	57	56
Other real estate owned expense	44	5
Other	581	567
Total noninterest expense	4,742	4,498

Income before income taxes	2,461	1,481
Income taxes	636	316
Net income	$1,825	$1,165

Earnings per common share - basic	$0.56	$0.37
Earnings per common share - diluted	$0.56	$0.37

 The accompanying notes are an integral part of these consolidated financial statements.

Farmers and Merchants Bancshares, Inc. and Subsidiaries

Selected Consolidated Financial Data

(Unaudited)

	As of or For the Three Months Ended March 31,
Amounts in thousands except per share data	2026	2025	2024

OPERATING DATA

Interest income	$11,150	$9,886	$9,066
Interest expense	4,378	4,391	3,892
Net interest income	6,772	5,495	5,174
Provision for credit losses	-	30	-
Net interest income after provision for credit losses	6,772	5,465	5,174
Noninterest income	431	514	504
Noninterest expense	4,742	4,498	4,112
Income before income taxes	2,461	1,481	1,566
Income taxes	636	316	346
Net income	$1,825	$1,165	$1,220

PER SHARE DATA

Net income (Basic and diluted)	$0.56	$0.37	$0.39
Dividends	$0.00	$0.00	$0.00
Book value	$20.43	$18.44	$17.03

KEY RATIOS

Return on average assets	0.84%	0.57%	0.61%
Return on average equity	11.03%	8.22%	9.40%
Efficiency ratio	65.83%	75.23%	72.42%
Dividend payout ratio	0.00%	0.00%	0.00%
Net yield on interest-earning assets	3.28%	2.81%	2.69%
Tier 1 capital leverage ratio	9.73%	9.48%	9.39%

Farmers and Merchants Bancshares, Inc. and Subsidiaries

Selected Consolidated Financial Data

(Unaudited)

	As of or For the Three Months Ended March 31,
Amounts in thousands except per share data	2026	2025	2024

AT PERIOD END

Total assets	$863,394	$817,558	$794,593
Gross loans	632,756	604,352	541,398
Cash and cash equivalents	48,733	22,697	25,633
Debt Securities	133,683	145,569	182,325
Deposits	711,296	735,598	655,978
Borrowings	74,748	10,858	71,742
Stockholders' equity	66,101	58,548	53,077

SELECTED AVERAGE BALANCES

Total assets	$867,193	$816,760	$799,841
Gross loans	637,922	593,653	534,566
Cash and cash equivalents	44,808	26,648	37,224
Debt Securities	154,616	169,215	208,134
Deposits	697,518	634,274	550,010
Borrowings	74,740	4,946	69,551
Stockholders' equity	66,193	54,127	51,928

ASSET QUALITY

Nonperforming assets	$1,673	$3,789	$1,898

Nonperforming assets/total assets	0.19%	0.46%	0.24%

Allowance for credit losses/total loans	0.70%	0.71%	0.80%